ENNIS BUSINESS FORMS, INC.
107 North Sherman
Ennis, Texas 75119


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 15, 1995


To the Shareholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Ennis Business Forms, Inc., a Texas Corporation, will be held in the Parisian Room, Fairmont Hotel, 1717 N. Akard
Street, Dallas, Texas at 10:00 a.m., Central Daylight Time, on
Thursday, June 15, 1995 for the following purposes:

       1. To elect three directors for terms ending in 1998;

       2. To consider the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending February 29, 1996;

       3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on April 14, 1995 are entitled to notice of, and to vote at, the meeting or any adjournment or adjournments thereof.

     If you do not expect to be present at the meeting, please date and sign the enclosed form of Proxy and return it promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.

     A copy of the Company's Annual Report for the fiscal year ended February 28, 1995, which contains financial statements and other information of interest to shareholders, is being mailed to you herewith.



                              By Order of the Board of Directors,


                              HARVE CATHEY
                              Secretary

Ennis, Texas
May 15, 1995


ENNIS BUSINESS FORMS, INC.
107 NORTH SHERMAN
ENNIS, TEXAS 75119
TELEPHONE (214) 875-6581


PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 15, 1995
FIRST MAILED TO SHAREHOLDERS ON MAY 15, 1995



     The holders of the Company's Common Stock of record at the close of business on April 14, 1995 are entitled to vote at the Annual Meeting of Shareholders of Ennis Business Forms, Inc. (the "Company"), which will be held on June 15, 1995. A form of Proxy is enclosed for use at such meeting if you are unable to attend in person. The persons named therein as proxies were selected by the Board of Directors of the Company. THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED. THE PROXY MAY BE REVOKED BY WRITTEN INSTRUCTION ADDRESSED TO THE SECRETARY OF THE COMPANY, OR IF A SHAREHOLDER ATTENDS THE MEETING AND WISHES TO VOTE HIS SHARES IN PERSON HE MAY SO DIRECT THE PROXY JUDGES EITHER IN WRITING OR ORALLY.

     The cost of preparing, assembling and mailing the notice of Annual Meeting, Proxy Statement and form of Proxy and the cost, which is estimated to be nominal, of further solicitation hereinafter referred to, is to be borne by the Company. In addition to the use of the mails, it may be necessary to conduct some solicitation by telephone, facsimile machine or personal interview. Any such solicitation will be done by the directors, officers and regular employees of the Company; and, in addition, banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy soliciting material to their principals to obtain authorization for the execution of proxies on their behalf. The Company will not pay such persons any compensation for soliciting proxies, but such persons will be reimbursed by the Company for their out-of-pocket expenses incurred in connection herewith.


OUTSTANDING VOTING SECURITIES OF THE COMPANY

     At the close of business on April 14, 1995, the Company had issued and outstanding 16,439,871 shares of Common Stock, each share being entitled to one vote. No other class of stock was then or is now outstanding.

PRINCIPAL SHAREHOLDERS

     The following persons own more than five percent of the outstanding voting securities of the Company:

                                            AMOUNT AND
                                            NATURE OF
                 NAME AND ADDRESS OF        BENEFICIAL   PERCENT
  TITLE CLASS      BENEFICIAL OWNER         OWNERSHIP    OF CLASS

 Common Stock  Texas Commerce Bank N.A.      973,998        5.9
                1201 Elm Street, P.O. Box 2320
                Dallas, Texas  75221-2320

               Trustee for:
               *Ennis Business Forms Stock Ownership Plan


*This Plan has "pass through" voting rights to the participants in the Plan. Any shares for which voting instructions are not received by the Trustee may be voted by the Trustee. The Trustee has sole power to dispose of or distribute the shares only in accordance with the respective provisions of the Plan.

     As of April 14, 1995 the directors and all directors and officers as a group beneficially owned securities of the Company as follows:

                                             AMOUNT AND
                                             NATURE OF
                                  TITLE OF   BENEFICIAL PERCENT
                                   CLASS     OWNERSHIP  OF CLASS

     All directors as a group
      (9 persons)                  Common     746,736*    4.5
     All directors and officers
      as a group(15 persons)       Common     796,786*    4.8

*All directors category includes 85,500 shares and all directors and officers category includes an additional 26,626 shares which one director, two director-officers and five officers had the right to acquire within sixty days from April 14, 1995, and excludes indirect contingent interests of nominees and officers in shares held by Texas Commerce Bank N.A. as Trustee under the Plan set forth above. The directors and officers have sole voting rights and disposition power over the shares.

     Except as set forth above, management is not aware of any other person or group of persons which owns in excess of 5% of the outstanding Common Stock. The management of the Company is not aware of any change in control of the Company which has taken place since the beginning of the last fiscal year and is not aware of any contractual arrangements or pledges of securities the operation of the terms of which may at a subsequent date result in a change in control of the Company.


ELECTION OF DIRECTORS

     The attorneys and proxies named in the accompanying form of Proxy have been designated by the Board of Directors, and they intend to vote for the election of the persons named below to the Board of Directors. All of the nominees have previously been elected by the shareholders. Should any of the nominees become unavailable for any reason, the shares represented by proxy will be voted for an alternate nominee who will be designated by Management. Management has no reason to believe that any of the nominees will be unavailable for election or service as a director.

     The following table sets forth certain information concerning each nominee and continuing director. Except as set forth therein, none of the nominees or continuing directors is an officer or director of any other publicly-owned corporation or entity.

                                                       YEAR IN
                                                       WHICH
NAME OF                                                SERVICE
NOMINEE OR                                             AS A
CONTINUING                                             DIRECTOR
DIRECTOR        STOCK BENEFICIALLY OWNED          AGE  BEGAN


NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 1998

Harold W. Hartley
     Retired.  Mr. Hartley has been retired since  71   1971
      December 1986. Prior to that, he served as a Consultant to Tenneco Financial Services,
      Inc. from June 1984.  Beneficial owner of
      28,350 shares.

Pat G. Sorrells     Rancher and Private Investor.  56   1995
      Mr. Sorrells has been engaged in the ranching and private investment business for more than five years. Mr. Sorrells has previously served as a director of the Company from June 1982 to April 1989. Mr. Sorrells was elected by the Board of Directors to fill the unexpired term of J. C. McCormick (who died on February 21, 1995) in April 1995.
      Beneficial owner of 307,000 shares.

Kenneth A. McCrady
     Chairman of the Board and Chief Executive     64   1971
      Officer of the Company. Mr. McCrady has served in his present position since April
      1985, and has been continuously employed by the Company since 1970.
      Beneficial owner of 263,630 shares.*+

CONTINUING DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 1996

Harry M. Cornell, Jr.
     Chairman of the Board, Chief Executive        66   1973
      Officer and Director of Leggett & Platt, Inc.,
      Carthage, Missouri.  Director of Mercantile
      Bancorporation, St. Louis, Missouri.
      Beneficial owner of 27,750 shares.

James B. Gardner
     Managing Director of a division of            60   1970
      Service Management Company, a financial
      services firm, and Chairman of a division of Affiliated Computer Services, Inc., a data services provider, since May 1994; President and Chief Executive Officer, Pacific Southwest
      Bank, F.S.B. from November 1991, Chairman of the Board and President of Elm Interests, Inc., a corporation formed to acquire and operate
      Bluebonnet Savings Bank, F.S.B.; President and
      Chief Executive Officer of Marquette National
      Life Insurance Company and an officer of its parent corporation from August 1990 to March
      1991; served from July 1987 to August 1990 as an executive officer of either Bank One, Texas, N.A., MBank Dallas, N.A. or the Federal Bridge
      Bank organized to acquire MBank Dallas, N.A.
      Mr. Gardner has also been a director of Century
      Telephone Enterprises, Inc. since 1981.
      Beneficial owner of 10,125 shares.

Charles F. Ray
     President and Chief Operating Officer of the  51   1987
      Company. Mr. Ray was elected to his current position in January 1990. Prior to that he served as Executive Vice President of the Company from June 1986, and he has been continuously employed by the Company since
      June 1964.  Beneficial owner of 46,150* shares.

CONTINUING DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 1997

Robert L. Mitchell
     Retired President and Chief Operating Officer 61   1985
      of the Company. Mr. Mitchell retired in December 1989. Prior to that, he served as President and Chief Operating Officer of the
      Company from April 1985, and was continuously employed by the Company from May 1969.
      Beneficial owner of 59,581 shares.

Thomas R. Price
     Owner and President of Price Industries, Inc. 56   1989
      Ennis, Texas. Mr. Price has been engaged in his present occupation since 1975. Beneficial owner of 1,500 shares.

Ewell L. Tankersley
     Ranching and Investments.  Since his          62   1988
      retirement from KPMG Peat Marwick LLP
      (formerly Peat, Marwick, Mitchell & Co.) in
      June 1985, Mr. Tankersley has engaged in the business of ranching, private investing, and, until early 1992, in the private consulting business. Mr. Tankersley served as an audit partner with KPMG Peat Marwick LLP from
      1966 until his retirement in 1985.
      Beneficial owner of 2,645 shares.

*Includes 20,759 shares held for Mr. McCrady by the Trustee under the Plan described under "Principal Shareholders"; and 5,944 shares held for Mr. Ray.

 +Does not include 50,625 shares held in trusts for which Mr.
 McCrady is Trustee and in which he claims no beneficial ownership.

BOARD COMPENSATION

     Non-employee directors receive an annual $14,400 retainer plus $1,000 for each Board meeting and $1,000 for each committee meeting attended other than in conjunction with a board meeting. Travel and accommodation expenses of directors incurred with respect to board and committee meetings are also reimbursed by the Company. Members of the board who are officers of the Company or its subsidiaries do not receive any fees for serving on the board of directors or its committees.

MEETINGS OF BOARD AND COMMITTEES
     The Company's board held four meetings during the fiscal year ended February 28, 1995. The board's audit, executive compensation and stock option and nominating committees each held two meetings. One director was unable to attend one meeting. No committee members missed a meeting.

COMMITTEES OF THE BOARD

     AUDIT COMMITTEE. This committee meets with the independent certified public accountants twice a year to review the annual audit plan and the results of their audit examination The committee reviews the effectiveness of the Company's internal control policies and procedures and considers any issues raised by the independent certified public accountants. The committee currently consists of Mr. Tankersley (Chairman), Mr. Hartley and Mr. Mitchell.

     EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE.  See
Executive Compensation for discussion of the purpose of the Committee and the names of the Directors who make-up this Committee.

     NOMINATING COMMITTEE. This committee considers and makes recommendations to the board regarding any nominee submitted for election to the board, whether submitted by management, by other members of the board or by shareholders. Although no nominee has ever been submitted by shareholders, in the event any shareholder wishes to nominate a candidate for director, the board of directors, through this committee, would consider such a nomination upon receipt of a written nomination, including the business history of the candidate; mailed to the attention of the board of directors or upon an oral presentation of the candidate's qualifications to the board or the committee. The committee currently consists of Mr. Cornell (Chairman), Mr. Price and Mr. Tankersley.


EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEE REPORT

     The Executive Compensation and Stock Option Committee of the Board of Directors is composed of the three non-employee directors listed below. Under the supervision of the Committee, the Company develops and implements compensation plans for the Company's executive officers. The Committee sets the salaries and bonuses of the Chief Executive Officer and the Chief Operating Officer, reviews and approves salary changes and bonus plans for other Company executive officers, administers the Company's stock option plan, and approves stock option grants for officers and key employees. The decisions of the committee with respect to the compensation of the executive officers are submitted to and ratified by the Board of Directors prior to implementation.


PHILOSOPHY
     The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding financial performance, and thereby increase shareholder value. The Company believes stock ownership by employees strengthens the mutual interest of the Company and its shareholders, and therefore it has implemented an employee stock ownership plan which covers all Company employees and an incentive stock option plan for officers and key employees. The Company has historically valued and rewarded sustained performance, and has designed its compensation programs to achieve this goal. Maintaining competitive compensation levels in order to attract and retain executives who bring valuable experience and skills to the Company is a fundamental consideration within the overall philosophy.

COMPENSATION STRUCTURE
     The annual compensation of the executive officers consists of an annual salary and participation in a cash bonus plan based on sales and earnings in relation to predetermined targets approved by the Committee. Discretionary cash bonuses are sometimes paid to executive officers based on performance in relation to other objectives.

     Long-term compensation of executive officers consists of participation, along with all Company employees, in an employee stock ownership plan and options granted under an incentive stock option plan in which Company officers and key employees participate.

     All other compensation of executive officers consists of participation in a defined benefit retirement plan and income protection plans which provide death and disability benefits to key employees.

EXECUTIVE OFFICER COMPENSATION
     To ensure competitive levels of compensation, the Compensation Committee sets executive officer salaries by reference to salary range midpoints recommended to the Company by Hay Management Consultants in a study performed in 1987 and adjusted annually by the Company for changes in the Consumer Price Index. The midpoints adopted by the Company approximate the 10th percentile of the base salary practices of the approximately 500 industrial companies included in the Hay Compensation Comparison in July 1987. Hay Management Consultants is a nationally recognized compensation consulting firm. The Committee has determined that salaries set at these levels attract and retain career-oriented employees who perform successfully within the Company's compensation policy, which emphasizes broad-based compensation plans that reward sustained performance.

     Stock options are granted periodically to reward sustained performance, to motivate officers and key employees to continue to build shareholder value, and to increase employee stock ownership.

CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER COMPENSATION
     In setting the salary and periodic stock option grants of the Chief Executive Officer, the Compensation Committee considers the Company's degree of success in achieving acceptable financial results and expanding business operations through internal development and strategic acquisitions.

     At the June 1994 annual Directors meeting, the Compensation Committee established the Chief Executive Officer's salary for the following twelve months at $180,000, the same rate which had been in effect since June 1991. The committee believes that it could reasonably have justified a higher salary for the Chief Executive Officer, since his salary is 87% of the midpoint for his position in the Company's salary administration system and salaries may be as high as 120% of midpoint; however, the Chief Executive Officer has formally requested for personal reasons that his annual compensation not be increased above the level set by the Committee at its June 1991 annual meeting and that he not participate in any bonus plan other than the Employee Stock Ownership Plan in which all Company employees participate.

     In setting the salary and the discretionary bonus, if any, of the Chief Operating Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer, which are based on an evaluation of the performance of the Chief Operating Officer in relation to his objectives and the position of his salary in relation to the midpoint.

     At the June 1994 annual Directors meeting, the Compensation Committee established the Chief Operating Officer's salary for the following twelve months at the annual rate of $150,600 (90% of midpoint), a 6% increase from his previous annual salary of $141,500. The Chief Operating Officer earned performance bonuses of $30,120 and $18,395, respectively, under cash bonus plans for all executive officers (other than the Chief Executive Officer) based on sales and earnings for the years ended February 28, 1995 and 1994 in relation to predetermined targets approved by the Committee.

     A discretionary bonus was paid in fiscal 1993 to the Chief Operating Officer for the year ended February 29, 1992.

     The Compensation Committee believes the actions taken regarding executive compensation were appropriate in view of individual and corporate performance.

     James B. Gardner - Chairman      Harold W. Hartley      Thomas R. Price

TABLE 1: SUMMARY COMPENSATION TABLE *
                                                     LONG-TERM
                                                     COMPENSATION
                                                     AWARDS
 NAME AND PRINCIPAL       ANNUAL COMPENSATION (A)    NUMBER OF  ALL OTHER
POSITION (B)              YEAR  SALARY  BONUS OTHER  OPTIONS   COMPENSATION(C)

 Kenneth A. McCrady      1995  $180,000     --    --       --      11,936
  Chairman of the Board  1994  $180,000     --    --   5,000       11,521
   and Chief Executive   1993  $180,000     --    --       --      13,786
   Officer

 Charles F. Ray          1995  $147,326 30,120    --       --       3,418
  President and Chief    1994  $139,439 18,395    --   5,000        3,299
   Operating Officer     1993  $132,092 12,600    --       --       3,946

 Harve Cathey            1995  $ 89,092 18,400    --       --       3,806
  Vice President -
   Finance and
   Secretary

 Al Lemieux              1995  $ 86,465 18,100    --       --       1,965
  Vice President -
   Manufacturing

 Nelson Ward             1995  $ 84,078 18,020    --       --       4,760
  Vice President -
   Sales and Marketing


  *There were no Restricted Stock Awards, SARs or LTIP Payouts during the three most recent fiscal years.

(a) All amounts are for fiscal years ended February 28 or 29.
(b) This table includes all executive officers whose compensation exceeds $100,000 for the applicable fiscal years.
(c) Amounts under "All Other Compensation" represent dividend pass-through payments from the Company's
    Employee Stock Ownership Plan.  The Employee Stock Ownership
    Plan was approved by the shareholders on May 29, 1975.
    Approximately 1,300 directors, officers and employees of the Company and its subsidiaries are eligible to participate.
    Contributions may be made in the Company's Common Stock or in cash which must be invested by the Trustee in Common Stock of the Company within 30 days of the contribution. There were no contributions to the Plan for any officer or director during the three most recent fiscal years.



TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
BY FISCAL YEAR-END OPTION/SAR VALUES
                       OPTION EXERCISES    NUMBER OF SECURITIES
                           IN LAST        UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                         FISCAL YEAR       OPTION/SARS AT FISCAL       THE-MONEY OPTIONS/SARS
                       SHARES    VALUE          YEAR END                 AT FISCAL YEAR END
                      ACQUIRED  REALIZED EXERCISABLE UNEXERCISABLE   EXERCISABLE UNEXERCISABLE

Kenneth A. McCrady        --   $    --      15,000             --       $53,745       $    --
 Chairman of the Board
   and Chief Executive
   Officer

Charles F. Ray         2,438    29,776       9,000             --       $32,247       $    --
 President and Chief
   Operating Officer

Harve Cathey              --        --       2,109             --       $ 7,557       $    --
 Vice President - Finance
   and Secretary

Al Lemieux                --        --         844             --       $ 3,024       $    --
 Vice President -
   Manufacturing

Nelson Ward               --        --       3,375             --       $12,092       $    --
 Vice President - Sales
   and Marketing


TABLE 4: PENSION PLAN TABLE (1)


                  Years of Service

Remuneration          15        20        25       30       35

$125,000           $19,392   $25,856   $32,321  $38,785  $45,249
 150,000            24,080    32,106    40,133   48,160   56,186
 175,000            28,767    38,356    47,946   57,535   67,124
 200,000            33,455    44,606    55,758   66,910   78,061
 225,000            38,142    50,856    63,571   76,285   88,999
 250,000            42,830    57,106    71,383   85,660   99,936



(1) The Company has a noncontributory retirement plan which covers substantially all of the employees of the Company and its Subsidiaries. The Plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the Plan. However, due to restrictions imposed by the Revenue Reconciliation Act of 1993, effective March 1, 1994 the maximum annual compensation covered by the plan is limited to $150,000. Future years maximum can be increased for inflation. The table above sets forth approximate annual retirement benefits that would be received under the Plan, computed on the basis of the specified average annual earnings and years of service.

   The number of full years of continuous service as of February
   28, 1995 for Mr. McCrady, Mr. Ray, Mr. Cathey, Mr. Lemieux and
   Mr. Ward were, 24, 31, 25, 19 and 23, respectively.

FIVE-YEAR PERFORMANCE COMPARISON (1)

     The table below provides an indicator of cumulative total shareholder returns for the Company compared with the S&P 500
Stock Index and a Peer Group (2).

                         2/28/90  2/28/91  2/29/92  2/28/93  2/28/94  2/28/95

S&P 500 Comp-Ltd            $100     $115     $133     $147     $159     $171
Ennis Business Forms, Inc.  $100     $ 96     $134     $126     $115     $106
Peer Group                  $100     $ 92     $103     $103     $125     $126

     Assumes $100 invested on February 28, 1990 in Ennis Business
Forms, Inc. Common Stock, the S&P 500 Index and Peer Group Common
Stock.

     Total shareholder returns assume reinvestment of dividends.


(1)The data to prepare this performance comparison was obtained from Standard & Poor's Compustat Services, Inc.

(2)The peer Group consists of the following publicly-held business forms manufacturers: Moore Corporation, The Standard Register Company, Wallace Computer Services, Inc., American Business Products, Inc., Duplex Products, Inc., New England Business Services, Inc., The Reynolds & Reynolds Company, and Ennis Business Forms, Inc.


CERTAIN TRANSACTIONS

     There were no significant transactions between the Company and any directors or officers during the past fiscal year.

SELECTION OF AUDITORS

     Independent auditors are to be selected at the meeting and it is intended that persons named in the accompanying Proxy will vote for KPMG Peat Marwick LLP, Certified Public Accountants, who have served continuously as auditors of the Company since fiscal 1959. The members of the Audit Committee of the Board of Directors, Messrs. Hartley, Mitchell, and Tankersley, join with the remaining members of the Board of Directors in recommending the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending February 29, 1996. Representatives of the firm will be present at the annual meeting of shareholders to answer questions and to make any statements they wish to make regarding the Company's financial statements. Ratification of the selection of auditors requires the affirmative vote of the holders of a majority of the shares voting at the annual meeting.

MISCELLANEOUS

     The Management is not aware of any other matters that may be presented for action at the meeting. In the event that any other matters should be presented at the meeting for which a vote may properly be taken, the enclosed Proxy will be voted in such manner as the persons named in the Proxy shall in their discretion determine.

     THE COMPANY WILL UPON WRITTEN REQUEST FURNISH TO ANY SHAREHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1995 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO MR. HARVE CATHEY, VICE PRESIDENT, ENNIS BUSINESS FORMS, INC., 107 N. SHERMAN, ENNIS, TEXAS 75119.

     If you do not expect to attend the meeting, please date, sign and return the Proxy at your earliest convenience. No postage is required for mailing in the United States. A prompt return of your Proxy will be appreciated as it will save the expense of further mailing.

SHAREHOLDER PROPOSALS

     In order for proposals of shareholders to be considered for inclusion in the proxy statement and proxy for the 1996 Annual Meeting of Shareholders, such proposals must be received by the Secretary of the Company no later than 120 days in advance of May 16, 1996.

                          By Order of the Board of Directors

                          Kenneth A. McCrady
                          Chairman

Ennis, Texas
May 15, 1995





SIDE ONE OF THE PROXY CARD TO FOLLOW

ENNIS BUSINESS FORMS, INC.         THIS PROXY IS SOLICITED ON BEHALF OF THE
                                   BOARD OF DIRECTORS
107 N. SHERMAN STREET
                                   PROXY
ENNIS, TEXAS  75119
                                   The  undersigned hereby appoints  Kenneth  A.
                                   McCrady,  Charles F. Ray and Harve Cathey  as
                                   Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Ennis
                                   Business Forms, Inc. held of record by the undersigned on April 14, 1995 at the annual meeting of shareholders to be held June 15, 1995 or any adjournment thereof.

1. ELECTION OF DIRECTORS  FOR all nominees listed   WITHHOLD AUTHORITY
                          (except as marked below)  to vote for all nominees,
                                                    listed below

    For Term Ending in 1998 Harold W. Hartley, Pat G. Sorrells and Kenneth A.
                                     McCrady
  (INSTRUCTIONS: To withhold authority to vote for any individual nominee write the nominee's name on the space provided below)

2.Proposal to approve the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending February 29, 1996.

                FOR            AGAINST            ABSTAIN

3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                FOR            AGAINST            ABSTAIN

                     (Continued and to be signed and dated on the other side)


SIDE TWO OF THE PROXY CARD TO FOLLOW

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE PROXIES DISCRETION ON MATTERS ARISING UNDER 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                    Signature



                                    Signature if held jointly

                                    DATED                ,1995


                                        PLEASE MARK, SIGN, DATE AND RETURN THE
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE